Exhibit 99.1
STREAMLINE HEALTH SOLUTIONS, INC.
News Release of Streamline Health Solutions, Inc. Dated May 19, 2008
News Release
Streamline Health Solutions, Inc
CONTACTS:
Paul W. Bridge, Jr.
Chief Financial Officer
(513) 794-7100
Lytham Partners, LLC
Joe Diaz, Joe Dorame,
Robert Blum
(602) 889-9700
FOR IMMEDIATE RELEASE
STREAMLINE HEALTH SOLUTIONS, INC.
REPORTS FIRST QUARTER 2008 OPERATING RESULTS
Cincinnati, Ohio, May 19, 2008 /PRNewswire — First Call/— Streamline Health Solutions, Inc. (NASDAQ: STRM), today announced the financial results for the first quarter of fiscal year 2008 ended April 30, 2008.
Revenues for the first quarter were $3.6 million, compared with $3.8 million in the first quarter of fiscal year 2007. The Company reported a net loss of $814,662, or $(0.09) per fully diluted share, compared with a net loss of $443,312, or $(0.05) per fully diluted share in the first quarter of the previous year.

Professional services revenues increased by 43% as we began to install several systems from our backlog. The Company expects professional services revenues to continue to increase in the coming quarters. As expected, there was one major system sale that closed during the first quarter of 2008; however, it did not impact revenues, as this transaction involves the future deliverable of multi-language capabilities. We anticipate an announcement regarding this major system sale sometime within our second quarter. As a result of the deferral of the software license revenue for this transaction, software license sales were lower. The comparable quarter last year included software license revenue of approximately $300,000.
During the quarter the Company expanded its direct sales force and added two new Account Executives in order to more fully develop our reach within the hospital information technology market and compliment the sales achieved through our two primary distribution partners. The hiring of these additional personnel brings to nine (9) the numbers of sales professionals in the Company’s direct sales force, which is supported by an additional eight (8) sales support personnel. The Company also continues to pursue the expansion of our solutions to address the document management and workflow requirements in other market segments such as state and local governments.
Brian Patsy, president and chief executive officer of Streamline Health, commented, “We are pleased with the results of the quarter as they were in-line with our expectations. Historically, the first two quarters of our fiscal year are not the strongest quarters primarily because software license purchases traditionally tend to skew toward the end of the year, and the results of this quarter certainly reflected that pattern.”
“However, looking ahead, we are beginning to see indications, in conjunction with our distribution partners, that a number of system sales to new customers will close during the second quarter and subsequently have a beneficial impact to our first half results. We continue to be very pleased with the relationships that we have with our primary distribution partners, GE Healthcare and Emergis. They are doing a great job at proposing and integrating our workflow solutions into the systems they install for their customers. We could not have a better set of partners.”
“As it relates to product development, we continue to invest in an architecture platform that enhances the capabilities of our solutions to seamlessly integrate into the healthcare enterprise,” continued Mr. Patsy. “The first version of our next generation architecture, which includes six key architectural elements, has been completed, and we are currently building multiple workflow solutions on this new architectural platform. The first of these workflow solutions, Financial Screening WorkflowTM, is complete and is in Beta testing with our Beta partner. Later in the year we expect to introduce an upgraded version of our flagship “accessANYwareTM” system that will provide greater functionality, and will eventually feature multi-language capabilities as early as fiscal year 2009. This will be critical in expanding into international markets in the coming years.”

Mr. Patsy concluded, “In addition to enabling the linkage of documents with clinical, financial and administrative systems within the healthcare enterprise, we expect that our continuing investment in developing our next generation architecture will realize shorter development cycles, better productivity, and more frequent product releases in the Workflow solution family. We are dedicated to maintaining a strong research and development effort as we expect to expand our product offerings to address the needs of other market segments, both domestically and internationally. We believe this new architecture will set the stage for improved operating and financial performance going forward. We expect 2008 to be a solid year and we look forward to the opportunities ahead in the coming years.”
CONFERENCE CALL INFORMATION
The first quarter conference call will be held at 10:00 a.m. Eastern Time, on Tuesday May 20, 2008. The call will feature remarks from J. Brian Patsy, Chief Executive and Paul W. Bridge, Jr., Chief Financial Officer.
To listen to the call via the webcast, go to www.streamlinehealth.net approximately twenty minutes before the call is scheduled to begin. You will need to register as well as download the necessary audio software. The webcast will also be available on the web site for 30 days.
ABOUT STREAMLINE HEALTH®
Streamline Health is a leading supplier of workflow and document management tools, applications and services that assist healthcare organizations and strategic business partner’s customers to improve operational efficiencies through business process optimization. The Company provides integrated tools and technologies for automating document-intensive environments, including document workflow, document management, e-forms, portal connectivity, optical character recognition (OCR) and interoperability.
The Company’s workflow-based services offer solutions to inefficient and labor-intensive healthcare business processes throughout the revenue cycle, such as chart coding, abstracting and completion, remote physician order processing, pre-admission registration scanning and signature capture, insurance verification, secondary billing services, explanation of benefits processing and release of information processing. The Company’s solutions also address the document workflow needs of the Human Resource and Supply Chain Management processes of the healthcare enterprise. All solutions are available for purchase or through a remote hosting services model that better matches customers’ capital or operating budget needs.
Streamline Health’s solutions create a permanent document-based repository of historical health information that is complementary and can be seamlessly integrated with existing disparate clinical, financial and administrative information systems, providing convenient electronic access to all forms of patient information from any location, including secure web-based access. These integrated solutions allow providers and administrators to link existing systems with documents, which can dramatically improve the availability of patient information while decreasing direct costs associated with document retrieval, work-in-process, chart processing, document retention and archiving. For additional information, please visit our website at http://www.streamlinehealth.net.
Safe Harbor statement under the Private Securities Litigation Reform Act of 1995
Statements made by Streamline Health Solutions, Inc. that are not historical facts are forward-looking statements that are subject to risks and uncertainties. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, included herein. These risks and uncertainties include, but are not limited to, the expectations and timing of the execution of new licensing agreements and the related timing of the revenue recognition related thereto, the impact that increased expenditures on infrastructure and products could have on operations which may not result in projected increases in revenues, the impact of competitive products and pricing, product demand and market acceptance, new product development, key strategic alliances with vendors that resell Streamline Health products, the ability of the Company to control costs, availability of products produced from third party vendors, the healthcare regulatory environment, healthcare information systems budgets, availability of healthcare information systems trained personnel for implementation of new systems, as well as maintenance of legacy systems, fluctuations in operating results and other risks detailed from time to time in the Streamline Health Solutions, Inc. filings with the U. S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly release the results of any revision to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
TABLES ATTACHED

STREAMLINE HEALTH SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended
	April 30,
	2008	2007
Revenues:
Systems sales	$309,491	$763,124
Services, maintenance and support	2,402,766	2,129,489
Application-hosting services	891,493	886,787

Total revenues	3,603,750	3,779,400

Operating expenses:
Cost of systems sales	750,971	783,307
Cost of services, maintenance and support	1,059,148	943,588
Cost of application-hosting services	288,191	275,429
Selling, general and administrative	1,599,423	1,417,334
Product research and development	719,255	806,455

Total operating expenses	4,416,988	4,226,113

Operating (loss)	(813,238)	(446,713)

Other income (expense):
Interest income	5,554	14,090
Interest (expense)	(438)	(10,689)

Loss before income taxes	(808,122)	(443,312)
Provision for income taxes	(6,500)	—

Net (loss)	$(814,622)	$(443,312)

Basic net (loss) per common share	$(0.09)	$(0.05)

Diluted net (loss) per common share	$(0.09)	$(0.05)

Number of shares used in basic per common share computation	9,260,320	9,211,534

Number of shares used in diluted per common share computation	9,260,320	9,211,534

STREAMLINE HEALTH SOLUTIONS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED

	April 30,
	2008	2007
Assets

Current assets:
Cash	$1,246,151	$749,003
Accounts receivable, net of allowance for doubtful accounts of $100,000 and $200,000, respectively	1,763,443	2,210,871
Unbilled receivables	1,456,801	1,160,361
Prepaid expenses	1,249,587	657,252
Deferred tax assets	185,000	625,000

Total current assets	5,900,982	5,402,487

Property and equipment:
Computer equipment	2,423,579	2,265,007
Computer software	1,147,123	928,413
Office furniture, fixtures and equipment	736,441	737,524
Leasehold improvements	574,257	572,048

	4,881,400	4,502,992
Accumulated depreciation and amortization	(3,323,950)	(2,877,874)

	1,557,450	1,625,118

Non-current unbilled receivables	—	554,888
Capitalized software development costs, net of accumulated amortization of $7,162,568 and $5,498,234, respectively	5,259,361	3,871,693
Other, including deferred tax assets of $1,690,000 and $1,250,000, respectively	1,730,431	1,289,561

	$14,448,224	$12,743,747

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,135,141	$531,274
Accrued expenses	922,258	859,729
Deferred revenues	4,850,352	2,762,717
Current portion of capitalized leases	—	92,581

Total current liabilities	6,907,751	4,246,301

Non-current portion of capitalized leases	—	32,303
Non-current lease incentives	122,104	203,494

Stockholders’ equity:
Preferred stock, $0.01 par value per share, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value per share, 25,000,000 shares authorized, 9,260,320 and 9,212,899 shares issued, respectively	92,603	92,129
Capital in excess of par value	35,582,276	35,319,159
Accumulated (deficit)	(28,256,510)	(27,149,639)

Total stockholders’ equity	7,418,369	8,261,649

	$14,448,224	$12,743,747

STREAMLINE HEALTH SOLUTIONS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

	Three Months ended April 30,
	2008	2007
Operating activities:
Net (Loss)	$(814,622)	$(443,312)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	689,609	555,212
Share-based compensation expense	40,054	29,998
Cash provided by (used for) assets and liabilities:
Accounts, contract and installment receivables	1,446,450	267,514
Other assets	(263,537)	(111,822)
Accounts payable and accrued expenses	(519,091)	(174,615)
Deferred revenues	(332,982)	(930,951)

Net cash provided by (used for) operating activities	245,881	(807,976)

Investing activities:
Purchases of property and equipment	(254,002)	(221,393)
Capitalization of software development costs	(900,000)	(499,998)
Other	(34,738)	(19,015)

Net cash (used for) investing activities	(1,188,740)	(740,406)

Financing activities:
Repayment of long term debt	—	(1,000,000)
Payment of capitalized leases	—	(22,167)
Exercise of stock options and stock purchase plan	—	2,938

Net cash (used for) financing activities	—	(1,019,229)

Decrease in cash	(942,859)	(2,567,611)
Cash at beginning of period	2,189,010	3,316,614

Cash at end of period	$1,246,151	$749,003

Supplemental cash flow disclosures:
Interest paid	$438	$7,893

Income taxes paid	$8,740	$4,705

At April 30, 2008, Streamline Health has master agreements, purchase orders or royalty reports from remarketing partners for systems and related services which have not been delivered, installed and accepted which, if fully performed, will generate future revenues of $15,315,390 as follows:

Streamline Health Software Licenses	$1,988,165
Custom Software	335,250
Hardware and Third Party Software	1,408,891
Professional Services	5,189,164
Application Hosting Services	2,355,997
Recurring Maintenance	4,037,923

The backlog at the end of the fiscal year January 31, 2008 was $15,966,816. The first quarter 2008 decrease was only $651, 426. The decrease is net of significant additions on new contracts which have not yet been publically announced and add on sales to existing customers.